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                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-31870) pertaining to the 1997 Equity Incentive Plan of Net2000 Group, Inc. and the 1999 Stock Incentive Plan of Net2000 Communication, Inc. and the Registration Statement (Form S-8, No. 333-31872) pertaining to 1999 Employee Stock Purchase Plan of Net2000, Communication, Inc. of our report dated February 7, 2001, except for note 13, as to which the date is April 12, 2001, with respect to the consolidated financial statements of Net2000 Communication, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.



                                                               /s/ ERNST & YOUNG
                                                               LLP



McLean, Virginia
April 12, 2001